Exhibit 10.38

STRICTLY PERSONAL AND CONFIDENTIAL
January 13, 2019
David Walsh
Via email

Re: Agreement concerning your separation

Dear David,

This letter (“Letter Agreement”) confirms that your employment with Ribbon Communications Operating Company, Inc. will terminate as of the close of business on February 1, 2019 (the “Termination Date”), in accordance with Section 10(a) of that certain Employment Agreement by and between you, GENBAND Management Services Corp., GENBAND Holdings Company, GENBAND US LLC and GENBAND Inc., dated August 12, 2013, as amended on October 23, 2017 (hereinafter, the “Employment Agreement”), and sets forth certain agreements that have been reached between you and the Company (as hereinafter defined) in connection therewith.

For purposes of this Letter Agreement, the “Company” or “Ribbon” means Ribbon Communications Operating Company, Inc. and its parents and affiliates and their respective successors, predecessors, and assigns. Except as expressly stated all capitalized terms used herein have the meaning set out in the Employment Agreement.

Subject to your continued services in accordance with this Letter Agreement through the Termination Date, your employment will be terminated by the Company without Cause effective on the Termination Date and you will be entitled to: (i) a severance payment equal to USD$1,250,000, less applicable deductions, pursuant to Section 11(a)(i)(B) of the Employment Agreement, such being payable in twelve (12) monthly installments in accordance with Section 11(a)(i)(B) of the Employment Agreement, subject to any delay required by the proviso to Section 11(a)(i); (ii) continued group health plan coverage under COBRA in accordance with Section 11(a)(ii) of the Employment Agreement (provided that, notwithstanding the Employment Agreement, the Continuation Period will be up to 18 months); (iii) USD$350,000, less applicable deductions, in lieu of any 2018 bonus to which you may have been entitled under the 2018 Bonus Program under the Senior Management Cash Incentive Plan had you remained a full-time employee following the Termination Date, payable within 60 days following the Termination Date; and (iv) full vesting of all of your unvested restricted shares and/or restricted stock units on the Termination Date. Your receipt of the payments and benefits described in Section 11(a) of the Employment Agreement (as modified by subsection (ii) above) and the payment and vesting described in subsection (iii) and (iv) above are contingent on compliance with Section 11(b) of the Employment Agreement, and your execution and delivery of a release of claims in favor of the Company (the “Release Agreement”) (and the lapse of any revocation period related thereto) prior to the 60th day following the Termination Date and you will provided with a copy of the Release Agreement on the Termination Date. To the extent you do not comply with Section 11(b) of the Employment Agreement or fail to timely execute and deliver the Release Agreement (or revoke the Release Agreement), you will not be entitled to any of the foregoing payments and benefits (and any restricted shares and restricted stock units referenced in subsection (iv) (and any shares received upon settlement of such restricted stock units and any proceeds received upon sale of any such shares) shall be forfeited to the Company).

Following the Termination Date, you agree to cooperate fully with the Company, including any attorney or other consultant retained by Ribbon, in connection with any pending or future mediation, litigation, arbitration, business, or investigatory matter. Such cooperation related to any pending or future mediation, litigation, arbitration, business, or investigatory matter may include you being available for interview by Ribbon, or any attorney or other consultant retained by Ribbon, and providing the Company with relevant documents in your possession or under your control. Ribbon agrees to provide you with reasonable notice of the need for assistance when feasible. The Company also agrees to schedule such assistance in such a manner as not to unreasonably interfere with any alternative employment you obtain when possible.

You acknowledge and agree that the terms, conditions and restrictive covenants set out in Sections 13 (Confidentiality), 14 (Non-Competition and Non-Solicitation), 15 (Inventions), 17 (Remedies) and 18 (Non-Disparagement) of the Employment Agreement will remain in full force and effect following the Termination Date. You also understand and agree that you remain subject to all applicable Company policies between the date hereof and the Termination Date including, without limitation, the Company’s Code of Conduct. You acknowledge and agree that, except as set forth in this Letter Agreement and Section 11(a)(i)(A) of the Employment Agreement, you have no rights to severance or other similar payments or benefits in connection with the termination of your employment.

Please execute this Letter Agreement in the space provided below by January 13, 2019 to evidence your agreement with its terms.

Feel free to contact Petrena Ferguson or me if you have any questions.

[Signature page follows]

Very truly yours,

/s/ Fritz Hobbs

By:
Fritz Hobbs
President and CEO

ACKNOWLEDGED AND AGREED:

/s/ David Walsh
David Walsh